UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 31, 2008 (January 28, 2008)
Centex Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-6776	75-0778259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2728 N. Harwood Street, Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number including area code: (214) 981-5000
Not Applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Centex Corporation (the “Company”) does not view the Waiver (referred to in Item 8.01) as a material amendment to the Credit Agreement (referred to in Item 8.01) within the meaning of Item 1.01 of Form 8-K. If it is determined, however, that the Waiver is a material amendment to such Credit Agreement within the meaning of Item 1.01, the text of Item 8.01 describing the Waiver is incorporated by reference herein.
Item 8.01. Other Events.
On January 28, 2008, Centex Corporation (the “Company”) announced earnings for its fiscal quarter ended December 31, 2007. In its press release the Company announced that, during its fiscal third quarter, the Company recorded a non-cash charge of $500 million to establish a valuation allowance (the “Valuation Allowance”) related to its deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The Valuation Allowance was reflected as a charge to income tax expense and a reduction of the Company’s deferred tax assets. Exclusive of the impact of recording the Valuation Allowance, the Company was in compliance at December 31, 2007 with the debt covenants contained in its July 1, 2005 multi-bank revolving credit agreement, as amended (the “Credit Agreement”).
On January 28, 2008, prior to the issuance of the press release, the Company obtained a waiver (the “Waiver”) from the banks under the Credit Agreement in accordance with the procedures for obtaining a waiver and paid the banks a fee. Pursuant to the Waiver, the banks waived solely with respect to the quarter ended December 31, 2007 any non-compliance with the Leverage Ratio and Minimum Tangible Net Worth covenants contained in the Credit Agreement arising solely as a result of the Valuation Allowance, and any potential default or event of default relating to any such non-compliance. With the Waiver, at December 31, 2007, the Company was in compliance with its financial covenants under the Credit Agreement.
The Company plans to seek in the fourth quarter an amendment to the Credit Agreement that will include modifications to the financial covenants to address the effect of valuation allowances related to deferred tax assets in accordance with SFAS No. 109.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTEX CORPORATION
By:	/s/ James R. Peacock III
	Name:	James R. Peacock III
	Title:	Vice President, Deputy General Counsel and Secretary

Date: January 31, 2008

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